Exhibit (l)(1)

February 17, 2010

Western Asset Mortgage Defined Opportunity Fund Inc.

55 Water Street

New York, New York 10041

Ladies and Gentlemen:

We have acted as counsel to Western Asset Mortgage Defined Opportunity Fund Inc., a closed-end investment company organized as a Maryland corporation (the “Company”), in connection with the Registration Statement on Form N-2, File Nos. 333-163711 and 811-22369 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) and the Investment Company Act of 1940, as amended, relating to the issuance by the Company of certain of its shares of Common Stock, par value $0.001 per share (together with any additional shares of such stock that may be issued by the Company pursuant to a registration statement related to the Registration Statement filed pursuant to Rule 462(b) (a “Rule 462(b) Registration Statement”), in connection with the offering described in the Registration Statement, the “Shares”).

We have examined the Registration Statement.  We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that (1) when the Board of Directors of the Company (the “Board”) has taken all necessary corporate action to authorize and approve the issuance of the Shares, and (2) upon payment and delivery in accordance with the applicable definitive underwriting agreement approved by the Board, the Shares will be validly issued, fully paid and nonassessable.

Insofar as the opinion expressed herein relates to or is dependent upon matters governed by the law of the State of Maryland, we have relied upon the opinion of DLA Piper LLP (US) dated the date hereof.

We do not express any opinion herein concerning any law other than, to the extent set forth herein, the law of the State of Maryland.

We hereby consent to the filing of this opinion letter as Exhibit (l)(1) to the Registration Statement and to any Rule 462(b) Registration Statement and to the use of our name under the caption “Legal Opinions” in the prospectus included in the Registration Statement and in any Rule 462(b) Registration Statement.

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT LLP

SIMPSON THACHER & BARTLETT LLP